QEP MIDSTREAM PARTNERS REPORTS FIRST QUARTER 2014 FINANCIAL AND OPERATING RESULTS

DENVER - May 7, 2014// QEP Midstream Partners, LP (NYSE: QEPM) ("QEPM" or the "Partnership") today reported first quarter 2014 financial and operating results. The Partnership reported net income of $11.7 million, or $0.21 per limited partner unit (on a diluted basis). The Partnership generated Adjusted EBITDA (a non-GAAP measure) of $19.4 million and distributable cash flow of $17.4 million for the first quarter 2014 which represents 118% coverage of the first quarter 2014 distribution. Please see the definitions of non-GAAP measures and the reconciliation to the most comparable measures calculated in accordance with GAAP in the "Non-GAAP Financial Measures" section of this press release.

The Partnership will pay a quarterly distribution of $0.27 per unit for the first quarter 2014 on May 15, 2014, to unitholders of record as of the close of business on May 5, 2014. The distribution represents an increase of $0.01 per common unit, or 4%, over the fourth quarter 2013 distribution and is 8% over the Partnership’s minimum quarterly distribution of $0.25 per unit. Together with the general partner distributions, the total distribution will be $14.7 million.

Additional Highlights

•	Increased the quarterly cash distribution to $0.27 per unit

•	Entered into a definitive agreement with QEP Resources, Inc. ("QEP") to acquire a 40% interest in Green River Processing, LLC for $230 million (the "Green River Acquisition").

•	Generated $19.4 million of Adjusted EBITDA and $17.4 million of distributable cash flow in the first quarter 2014

•	Announced the quarterly cash distribution of $0.27 per unit

"QEPM continued to deliver steady results in the first quarter," commented Chuck Stanley, President, Chairman and Chief Executive Officer. "Although first quarter volumes are typically weaker seasonally, the Partnership increased its distribution by four percent compared to the prior quarter while maintaining a robust 1.18x distribution coverage ratio. This marks the second consecutive quarter of four percent distribution increases. We expect the Green River Acquisition will enable continued distribution growth in coming quarters," concluded Stanley.

Operating Results

Results of operations during the first quarter 2014 were in line with company expectations. Compared to the results for the first quarter 2013 for the Partnership’s Predecessor (see discussion below regarding Predecessor Financial Information), gathering and transportation revenue and gathering expense decreased. The Predecessor results, which include results for assets that were not assigned to the Partnership but were retained by the Predecessor, decreased due to the lack of comparability of the results.

Compared to the first quarter 2013 on a pro forma basis, gathering and transportation revenue was down slightly while condensate sales increased by $0.1 million. Natural gas gathering volumes in the first quarter 2014 declined by 4% from the prior year due to declines in throughput on the Green River and Vermillion systems, and 6% from the prior quarter, due to variances associated with seasonality. Condensate sales revenue in the first quarter 2014 increased 5% from the prior year and 18% from the prior quarter. Condensate sales volumes typically increase in the first half of the year as colder temperatures cause liquids to condense out of the gas stream. First quarter 2014 deficiency revenue increased by $1.7 million to $2.9 million due to higher deficiency payments related to the Williston Gathering System.

Operating expenses in the first quarter 2014 increased by 7% from the prior year due primarily to higher gathering expense and increased general and administrative expenses driven by costs of being a publicly traded partnership, including expenses related to the 2013 audit.

Balance Sheet

As of March 31, 2014, the Partnership had $20.3 million of cash and cash equivalents and no borrowings on its $500 million revolving credit facility.

Capital Expenditures

Capital expenditures totaled $5.6 million for the Partnership during three months ended March 31, 2014, which includes expansion capital of $1.4 million and maintenance capital of $4.2 million. Expansion capital expenditures were primarily attributable to a compressor upgrade project on the Vermillion Gathering System and reimbursable well connects on the Williston Gathering System. Maintenance capital expenditures include $3.3 million related to the Green River Gathering System of which $2.3 million related to a compressor maintenance overhaul project and $1.0 million related to a condensate pipeline repair and replacement project, which was reimbursed to the Partnership by QEP Resources, Inc. pursuant to an indemnification provision in the Omnibus Agreement executed in connection with the closing of the IPO. The remaining maintenance capital expenditures of $0.9 million primarily relate to compressor overhaul projects on the Vermillion Gathering System.

2014 Guidance

The Partnership's guidance has been revised from the fourth quarter 2013 results update to reflect the impact of the Green River Acquisition for the period July 1, 2014 to December 31, 2014. For 2014 the Partnership now forecasts distributable cash flow in a range of $72 million to $78 million, compared to $65 million to $70 million previously; Adjusted EBITDA of $89 million to $93 million, compared to $78 million to $83 million previously; and capital expenditures of $19 million to $23 million, an increase of $1 million from previous guidance; guidance for expansion capital expenditures is unchanged at $8 million to $10 million related to expansion of the Vermillion gathering system.

First Quarter 2014 Results Conference Call

QEPM's management will discuss first quarter 2014 results in a conference call on Thursday, May 8, 2014, beginning at 11:00 a.m. EDT. The conference call can be accessed at www.qepm.com. You may also participate in the conference call by dialing (877) 407-4019 domestically or (201) 689-8337 internationally. Attendees should log in to the webcast or dial in approximately 15 minutes prior to the call’s start time. A replay of the conference call will be available on the website and a telephone audio replay will be available from May 8, 2014 to June 8, 2014, by calling (877) 660-6853 domestically or (201) 612-7415 internationally and then entering conference ID # 13580523.
About QEP Midstream Partners, LP

QEP Midstream Partners, LP is a master limited partnership formed by QEP Resources, Inc. (NYSE: QEP) to own, operate, acquire and develop midstream energy assets. The Partnership provides midstream gathering services to QEP and third-party companies in the Green River, Uinta and Williston basins.

Forward-Looking Statements

Disclosures in this press release contain certain forward-looking statements within the meaning of the federal securities laws. Statements that do not relate strictly to historical or current facts are forward-looking. These statements contain words such as "possible," "if," "will" and "expect" and involve risks and uncertainties including, among others that our business plans may change as circumstances warrant. Such forward-looking statements include statements regarding payments related to minimum volume commitments offsetting the decrease in gathering volumes on the Vermillion Gathering System; timing of completion of a compressor replacement project; reimbursement of expenses related to condensate pipeline repair and replacement; ability of compressor overhaul and line looping projects to improve efficiency and increase flexibility of QEPM’s gathering systems; and forecasted Adjusted EBITDA and capital expenditures for the twelve months ending June 30, 2014. Factors that could cause QEPM’s actual results to differ materially from the results contemplated by such forward-looking statements include: changes in general economic conditions; competitive conditions in QEPM’s industry; actions taken by third-party operators, processors and transporters; the demand for oil and natural gas storage and transportation services; QEPM’s ability to successfully implement its business plan; its ability to complete internal growth projects on time and on budget; the price and availability of debt and equity financing; operating risks and hazards incidental to transporting, storing and processing oil and natural gas, as applicable; natural disasters, weather-related delays and casualty losses; the outcome of litigation; and other factors discussed in the Risk Factors section of the Partnership's Annual Report on Form 10-K for the year ended December 31, 2013. Investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Partnership undertakes no obligation to publicly correct or update the forward-looking statements in this news release, in other documents, or on the website to reflect future events or circumstances.  All such statements are expressly qualified by this cautionary statement.

Contact

Investors:    Greg Bensen                Media:        Brent Rockwood
Director, Investor Relations                Director, Communications
303-405-6665                        303-672-6999

QEP MIDSTREAM PARTNERS, LP
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended March 31,
	2014	2013
	Successor	Predecessor
	(in millions, except per unit amounts)
Revenues
Gathering and transportation	$28.9	$36.6
Condensate sales	2.1	3.5
Total revenues	31.0	40.1
Operating expenses
Gathering expense	6.4	7.7
General and administrative	4.7	5.7
Taxes other than income taxes	0.5	0.3
Depreciation and amortization	7.8	10.3
Total operating expenses	19.4	24.0
Net loss from property sales	—	(0.3)
Operating income	11.6	15.8
Income from unconsolidated affiliates	1.5	1.3
Interest expense	(0.6)	(1.1)
Net income	12.5	16.0
Net income attributable to noncontrolling interest	(0.8)	(0.6)
Net income attributable to QEP Midstream or Predecessor	$11.7	$15.4

Net income attributable to QEP Midstream per limited partner unit (basic and diluted):
Common units	$0.21
Subordinated units	$0.21

Weighted-average limited partner units outstanding (basic and diluted):
Common units	26.7
Subordinated units	26.7

QEP MIDSTREAM PARTNERS, LP
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2014	2013
	Successor	Predecessor
	(in millions)
OPERATING ACTIVITIES
Net income	$12.5	$16.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7.8	10.3
Equity-based compensation expense	0.4	—
Income from unconsolidated affiliates	(1.5)	(1.3)
Distributions from unconsolidated affiliates	1.8	1.5
Amortization of debt issuance costs	0.2	—
Net loss from asset sales	—	0.3
Changes in operating assets and liabilities	0.6	12.1
Net cash provided by operating activities	21.8	38.9
INVESTING ACTIVITIES
Property, plant and equipment	(5.7)	(3.9)
Proceeds from sale of assets	—	0.8
Net cash used in investing activities	(5.7)	(3.1)
FINANCING ACTIVITIES
Repayments of long-term debt (to related party)	—	(45.3)
Contributions from parent, net	1.0	12.5
Distributions to unitholders	(14.2)	—
Distribution to noncontrolling interest	(1.6)	(1.5)
Net cash used in financing activities	(14.8)	(34.3)
Change in cash and cash equivalents	1.3	1.5
Beginning cash and cash equivalents	19.0	1.4
Ending cash and cash equivalents	$20.3	$2.9

Supplemental Disclosures:
Non-cash investing activities
Change in capital expenditure accrual balance	$(0.1)	$(1.7)

Non-GAAP Financial Measures
This press release, and the accompanying tables, includes financial measures in accordance with U.S. generally accepted accounting principles (“GAAP”), as well as non-GAAP financial measures, including Adjusted EBITDA and Distributable Cash Flow. Management believes that the presentation of Adjusted EBITDA and Distributable Cash Flow provides information useful to investors in assessing QEPM's financial condition and results of operations. Management defines Adjusted EBITDA as net income attributable to the Partnership or Predecessor before depreciation and amortization, interest and other income and expense, gains and losses from asset sales, deferred revenue associated with minimum volume commitment payments and certain other non-cash and/or non-recurring items. Management defines Distributable Cash Flow as Adjusted EBITDA less net cash interest paid, maintenance capital expenditures and cash adjustments related to equity method investments and non-controlling interests, and other non-cash expenses. Distributable Cash Flow does not reflect changes in working capital balances.
The GAAP measures most directly comparable to Adjusted EBITDA and Distributable Cash Flow are net income and cash flow provided by operating activities attributable to the Partnership or Predecessor. The tables below include reconciliations of these non-GAAP financial measures to the nearest GAAP financial measures.

	Three Months Ended March 31,
	2014	2013
	Successor	Predecessor
	(in millions)
Unaudited Reconciliation of Net Income Attributable to QEP Midstream or Predecessor to Adjusted EBITDA and Distributable Cash Flows
Net income attributable to QEP Midstream or Predecessor	$11.7	$15.4
Interest expense	0.6	1.1
Depreciation and amortization	7.8	10.3
Noncontrolling interest share of depreciation and amortization(1)	(0.7)	(0.7)
Net loss from asset sales	—	0.3
Adjusted EBITDA	$19.4	$26.4
Cash interest paid	(0.4)
Maintenance capital expenditures	(4.2)
Reimbursements for maintenance capital expenditures	1.0
Cash adjustments for non-controlling interest and equity method investments	1.4
Non-cash equity-based compensation expense	0.2
Distributable Cash Flow	$17.4

	Three Months Ended March 31,
	2014	2013
	Successor	Predecessor
	(in millions)
Reconciliation of Net Cash Flows Provided by Operating Activities to Adjusted EBITDA and Distributable Cash Flows
Net cash provided by operating activities	$21.8	$38.9
Noncontrolling interest share of depreciation and amortization(1)	(0.7)	(0.7)
Income from unconsolidated affiliates, net of distributions from unconsolidated affiliates	(0.3)	(0.2)
Net income attributable to noncontrolling interest	(0.8)	(0.6)
Interest expense	0.6	1.1
Working capital changes	(0.6)	(12.1)
Amortization of deferred financing charges	(0.2)	$—
Equity-based compensation expense	(0.4)	$—
Adjusted EBITDA	$19.4	$26.4
Cash interest paid	(0.4)
Maintenance capital expenditures	(4.2)
Reimbursements for maintenance capital expenditures	1.0
Cash adjustments for non-controlling interest and equity method investments	1.4
Non-cash equity-based compensation expense	0.2
Distributable Cash Flow	$17.4

(1)	Represents the noncontrolling interest's 22% share of depreciation and amortization attributable to Rendezvous Gas Services.

Supplemental Pro Forma Disclosures
The discussion of our historic performance and financial condition is presented for the Partnership (Successor), for the three months ended March 31, 2014, and for the Predecessor for the three months ended March 31, 2013.

As previously discussed, the historic financial information of the Predecessor contained in this report relates to periods that ended prior to the completion of the IPO, and includes results for both the properties conveyed to the Partnership in connection with the IPO and properties retained by our Predecessor. We believe that historical data limited to only the properties conveyed to the Partnership in connection with the IPO, adjusted for transactions that occurred as a result of the IPO, is relevant and meaningful, enhances the discussion of the periods presented and is useful to the reader to better understand trends in our operations. Therefore, we have also included the results of operations for the three months ended March 31, 2013 on a pro forma basis.

The following pro forma financial data is for informational purposes only and was derived from the Predecessor financial information adjusted to give effect to events and circumstances that are directly attributed to the IPO transaction as if it had occurred on January 1, 2013, that are factually supportable and, with respect to the Consolidated Statement of Income, are expected to have a continuing impact on the consolidated results. These adjustments include: removing the results of the assets retained by the Predecessor, consisting of the Uinta Basin Gathering System and general support equipment; an adjustment to general and administrative expense for the estimated incremental expenses that would have occurred as a result of operating as a public company and the entry into the Omnibus Agreement concurrent with the IPO; and an adjustment to interest expense to eliminate the related party debt that was settled in conjunction with the IPO and to estimate interest expense related to the Credit Facility entered into following the IPO. The unaudited pro forma information should not be relied upon as necessarily being indicative of the results that may be obtained in the future.

QEP Midstream Partners, LP
Pro Forma Financial Data

	Three Months Ended March 31, 2014	Three Months Ended March 31, 2013
	Successor	Predecessor As Reported	Pro Forma Adjustments (3)		Pro Forma
Revenues	(in millions, except operating and per unit amounts)
Gathering and transportation	$28.9	$36.6	$(7.6)		$29.0
Condensate sales	2.1	3.5	(1.5)		2.0
Total revenues	31.0	40.1	(9.1)		31.0
Operating expenses
Gathering expense	6.4	7.7	(1.9)		5.8
General and administrative	4.7	5.7	(1.2)	(4)	4.5
Taxes other than income taxes	0.5	0.3	(0.1)		0.2
Depreciation and amortization	7.8	10.3	(2.6)		7.7
Total operating expenses	19.4	24.0	(5.8)		18.2
Net loss from property sales	—	(0.3)	0.3		—
Operating income	11.6	15.8	(3.0)		12.8
Income from unconsolidated affiliates	1.5	1.3	(0.7)		0.6
Interest expense	(0.6)	(1.1)	0.5	(5)	(0.6)
Net income	12.5	16.0	(3.2)		12.8
Net income attributable to noncontrolling interest	(0.8)	(0.6)	—		(0.6)
Net income attributable to QEP Midstream or Predecessor	$11.7	$15.4	$(3.2)		$12.2
Operating Statistics
Natural gas throughput in millions of MMBtu
Gathering and transportation	69.8	90.6	(18.1)		72.5
Equity interest(1)	5.2	3.3	(0.4)		2.9
Total natural gas throughput	75.0	93.9	(18.5)		75.4
Throughput attributable to noncontrolling interests(2)	(2.6)	(2.6)	—		(2.6)
Total throughput attributable to QEP Midstream or Predecessor	72.4	91.3	(18.5)		72.8
Crude oil and condensate gathering system throughput volumes (in MBbls)	1,070.1	1,278.8	—		1,278.8
Water gathering volumes (in MBbls)	1,075.8	870.1	—		870.1
Condensate sales volumes (in MBbls)	25.0	42.7	(19.4)		23.3
Price
Average gas gathering and transportation fee (per MMBtu)	$0.31	$0.34			$0.33
Average oil and condensate gathering fee (per barrel)	$2.36	$2.02			$2.02
Average water gathering fee (per barrel)	$1.85	$1.80			$1.80
Average condensate sale price (per barrel)	$85.25	$82.99			$84.42
Non-GAAP Measures
Adjusted EBITDA (6)	$19.4	$26.4	$(6.6)		$19.8
Distributable Cash Flow (6)	$17.4

(1)	Includes our 50% share of gross volumes from Three Rivers Gathering and the Predecessor's 38% share of gross volumes from Uintah Basin Field Services.

(2)	Includes the 22% noncontrolling interest in Rendezvous Gas.

(3)	Pro forma adjustments reflect operating results related to assets retained by our Predecessor following the IPO, except as otherwise noted.

(4)
The pro forma adjustment for general and administrative includes the estimated incremental expenses that would have occurred as a results of operating as a public company and the entry into the Omnibus Agreement concurrent with the IPO.

(5)
The pro forma adjustment for interest expense reflects the elimination of historical interest expense due to QEP as the related party debt was settled concurrent with the IPO and includes the estimated interest expense related to the Credit Facility, which was entered in conjunction with the IPO, which includes amortization of deferred finance cost and commitment fees on the unused portion of the Credit Facility.

(6)
Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures. See “− Adjusted EBITDA and Distributable Cash Flow (Non-GAAP)” for definitions of these non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures.